Exhibit 10.10

ADI Global Distribution Inc.

NON-EMPLOYEE DIRECTOR

FORM OF DEFERRED STOCK UNIT AGREEMENT (DEFERRED DIRECTOR FEES)

Participant:

Award Date:

Number of Restricted Units Granted:

This DEFERRED STOCK UNIT AGREEMENT (this “Agreement”) is entered into as of the “Award Date” between ADI Global Distribution Inc. (the “Company”) and the Participant. Capitalized terms used in this Agreement have the meaning set forth in the ADI Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”), unless otherwise stated in this Agreement.

Background

A. Pursuant to the provisions of the Deferred Compensation Plan and the 2026 Stock Incentive Plan of ADI Global Distribution Inc. and its Affiliates (as amended, the “Stock Plan”), you have elected to receive 100% of your (a) annual cash retainer for service on the Company’s Board of Directors (the “Board”), and (b) other fees relating to your service as a chairperson of the Board or chairperson or member of any committee of the Board (other than reimbursements), as applicable (collectively, the “Director Fees”), in the form of restricted stock units deferred pursuant to Section 4.4(f) of the Stock Plan (“Deferred Stock Units”), each of which represents the right to receive one Share of the Company’s Common Stock. Settlement of the Deferred Stock Units will be deferred until such time as detailed in the Deferred Compensation Plan.

B. The number of Deferred Stock Units to be credited to your account shall be determined by dividing (i) 100% of the Director Fees that otherwise would have been paid on an applicable payment date by (ii) the Fair Market Value of one share of Common Stock on such date (each, a “Deferred Stock Unit Award”).

C. Each quarterly Deferred Stock Unit Award will be evidenced by an electronic grant notification, and each such grant notification when issued by the Company will be incorporated into and made a part of this Agreement. The terms and conditions of each quarterly Deferred Stock Unit Award are set forth in this Agreement, including the applicable grant notification, and in the Stock Plan and the Deferred Compensation Plan, copies of which you agree you have received and reviewed.

1.	Grant of Award. Subject to Sections 7 and 8 below, Deferred Stock Units shall be credited to your account as described in this Section 1 on the date you would have otherwise received a payment of the Director Fees (each such date, a “Grant Date”). The number of Deferred Stock Units to be credited to your account on the applicable Grant Date shall be equal to the result of dividing the cash amount deferred as of such date by the Fair Market Value of one share of Common Stock on such date, subject to the maximum annual individual dollar limit (“Maximum Annual Limit”) under the Stock Plan (“Grant Date Calculation”). If a Grant Date Calculation is performed and after giving effect to any equity award granted to you by the Company on or prior to such Grant Date, including your annual grant of the Company’s restricted stock units for service on the Board (collectively, the “Equity Grant”), the number of Deferred Stock Units you are entitled to receive when aggregated with the Equity Grant would exceed the Maximum Annual Limit, any Director Fees in excess of the Maximum Annual Limit shall instead be deferred into a cash sub-account pursuant to the terms of the Deferred Compensation Plan. If a Grant Date Calculation is performed relating to a payment of Director Fees other than the payment of the fourth fiscal quarter’s Director Fees and such Grant Date Calculation would otherwise result in a fractional Deferred Stock Unit amount, the remaining cash value not applied to Deferred Stock Units (since fractional units are not allowed under the Stock Plan) shall be rolled forward in cash and added to the next payment of Director Fees and applied to the subsequent Grant Date Calculation. In the event a fractional amount remains after the fourth fiscal quarter’s Grant Date Calculation, such fractional amount shall be forfeited. Each Deferred Stock Unit will represent the right to receive one share of the Company’s Common Stock. The Deferred Stock Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Deferred Stock Units representing an unfunded and unsecured obligation of the Company.

2.	Rights as a Stockholder. You shall have no rights as a stockholder of the Company with respect to any Shares of Common Stock covered by or relating to the Deferred Stock Units until such Shares are actually delivered to you. For purposes of clarification, you shall not have any voting or dividend rights with respect to the Shares of Common Stock underlying the Deferred Stock Units unless and until such Shares are actually delivered to you.

3.	Dividend Equivalents. Except as otherwise determined by the Committee, in its sole discretion, if a cash dividend is declared and paid by the Company with respect to its Common Stock prior to the settlement date of the Award specified in Section 6, you will be credited on the date such dividend is paid with a number of additional Deferred Stock Units (the “Dividend DSUs”) equal to the result of dividing (i) the product of (x) the total number of Deferred Stock Units credited to your account on the record date for such dividend and (y) the per share amount of such dividend by (ii) the Fair Market Value of one Share on the date such dividend is paid by the Company to the holders of Common Stock. Once credited to your account, Dividend DSUs will be considered Deferred Stock Units for all purposes of this Agreement.

4.	Payment Amount. Each Deferred Stock Unit represents one (1) share of Common Stock.

5.	Vesting. The Deferred Stock Units subject to this Agreement are 100% vested as of their respective Grant Dates.

6.	Form and Timing of Payment. Deferred Stock Units will be redeemed solely for Shares. Settlement and payment of the Deferred Stock Units shall be made in accordance with the terms of the Deferred Compensation Plan. Delivery of Shares in settlement of this Agreement shall be effected by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a designated brokerage account, and shall be subject to compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws. As determined by the Company in its sole discretion prior to the settlement date, any fractional Shares may be paid in cash or rounded up to the nearest whole Share.

7.	Termination of Directorship. If you cease to be a director of the Company for any reason you will no longer be entitled to receive any additional quarterly Deferred Stock Unit Awards pursuant to this Agreement.

8.	Change in Control. Upon a Change in Control you will no longer be entitled to receive any additional quarterly Deferred Stock Unit Awards pursuant to this Agreement.

9.	Withholdings. To the extent applicable, the Company shall have the power and the right to deduct or withhold, or require you to remit, prior to any issuance or delivery of Shares underlying Deferred Stock Units, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld as determined by the Company.

10.	Transfer of Award. You may not transfer the Deferred Stock Units or any interest in such Units except by will or the laws of descent and distribution. Any other attempt to dispose of your interest will be null and void.

11.	Restrictions on Payment of Shares. Payment of Shares for your Deferred Stock Units is subject to the conditions that, to the extent required at the time of settlement, (i) the Shares underlying the Deferred Stock Units will be duly listed, upon official notice of redemption, upon the New York Stock Exchange, and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.

12.	Adjustments. Any adjustments to the Deferred Stock Units will be governed by Section 5.3 of the Stock Plan.

13.	Disposition of Securities. By accepting the Deferred Stock Unit Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under applicable securities laws in respect of trading in the Company’s securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for Deferred Stock Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

14.	Plan Terms Govern. The redemption of Deferred Stock Units, the disposition of any Shares received for Deferred Stock Units, the treatment of gain on the disposition of these Shares, and the treatment of Dividend Equivalents are subject to the provisions of the Stock Plan, the Deferred Compensation Plan and any rules that the Committee may prescribe. The Stock Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Deferred Compensation Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Stock Plan or the Deferred Compensation Plan and the terms of this Agreement, the Stock Plan and the Deferred Compensation Plan will control. In the event of any conflict between the terms of the Stock Plan and the terms of the Deferred Compensation Plan, the Deferred Compensation Plan will control. By accepting the Award, you acknowledge that the Stock Plan and the Stock Plan prospectus as well as the Deferred Compensation Plan, each as in effect on the date of this Agreement, have been made available to you for your review.

15.	Personal Data.

a.	By entering into this Agreement, and as a condition of the grant of the Deferred Stock Units, you acknowledge that your personal data is collected, used, and transferred in view of the performance of this Agreement as described in this Section 15, which is to the full extent permitted by and in full compliance with applicable law.

b.	You understand that the Company holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, retainer payments, nationality, job title, any shares or directorships held, details of all Deferred Stock Units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Stock Plan (“Data”).

c.	You understand that part or all of your Data may be also collected, used, or held by the Company or its subsidiaries or affiliates (“Affiliates”) for the purposes of managing and administering this award or any previous award/incentive plans. Specifically, your Data is transferred to, and/or collected, used, or held by the Executive Compensation Department, the Company’s senior executives (e.g., SVP-HR, CEO, Corporate Secretary’s office), the Committee, the Committee’s compensation consultant, and Morgan Stanley. The Company stores your Data for this purpose for a period of seven years.

d.	You understand that the Company and its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Stock Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Stock Plan (the “Data Recipients”).

e.	You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Stock Plan, including any transfer of such Data, as may be required for the administration of the Stock Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

f.	You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data or request that any necessary amendments be made to it. To exercise your data privacy rights, refer to the Company’s Data Privacy Global Policy located at [provide link to policy / otherwise describe how to find the policy].

g.	As soon as your Data is transferred to a third party Data Recipient (e.g., Morgan Stanley or the Committee’s compensation consultant), (i) the Data Recipient becomes responsible for this Data (as a data controller), (ii) the Data will be subject to the Data Recipient’s privacy statements and notices, (iii) the Company and its Affiliates will no longer be responsible for the transferred Data, and (iv) you should refer to the Data Recipient’s statements and notices about its data protection policies and practices.

16.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

a.	The Company is granting your Deferred Stock Units, and this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

b.	The Company may administer the Deferred Compensation Plan and Stock Plan from outside your country of residence and United States law will govern all Deferred Stock Units granted hereunder.

c.	Benefits and rights provided under the Stock Plan do not constitute regular or periodic payments.

17.	Limitations. Payment of your Deferred Stock Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf.

18.	Incorporation of Other Agreements. This Agreement, the Stock Plan and the Deferred Compensation Plan constitute the entire understanding between you and the Company regarding the Deferred Stock Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Deferred Stock Units.

19.	Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

20.	Governing Law. The Deferred Compensation Plan, the Stock Plan, this Agreement, and all determinations made and actions taken under the Deferred Compensation Plan and the Stock Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

21.	Agreement Changes. The Company reserves the right to change the terms of this Agreement, the Deferred Compensation Plan and the Stock Plan without your consent to the extent necessary or desirable to comply with the requirements of Section 409A of the Code, the Treasury regulations and other guidance thereunder.

22.	Acknowledgements and Acceptance. By accepting this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Deferred Compensation Plan, the Stock Plan, the Stock Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Deferred Compensation Plan and the Stock Plan constitute the entire understanding between you and the Company regarding the Deferred Stock Units, and that any prior agreements, commitments or negotiations concerning the Deferred Stock Units are replaced and superseded.

I Accept:

Print Name

Acceptance Date

5